EXHIBIT 99

NEWS RELEASE	For more information:
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Reports Third Quarter Results and Updates 2004 Guidance

•      Third quarter sales increase 34% over last year

•      $18 million in annualized new logistics business

•      Third quarter adjusted EPS of $0.41 (loss of $0.44 on a GAAP basis impacted by $28.8 million of primarily non-cash impairment and facility closure costs)

DOWNERS GROVE, Illinois, Wednesday, October 27, 2004—Aftermarket Technology Corp. (NASDAQ:ATAC), today reported financial results for the third quarter of 2004 and updated guidance for the fourth quarter and full year.

Third Quarter Results

For the quarter ended September 30, 2004 revenues increased by $28.6 million or 33.9% to $112.9 million from $84.3 million for the quarter ended September 30, 2003.  Adjusted income from continuing operations increased $4.1 million to $8.7 million for the third quarter of 2004 from $4.6 million for the third quarter of 2003.  Adjusted income from continuing operations per diluted share increased to $0.41 for the third quarter of 2004 from $0.19 for the third quarter of last year.  On a

Generally Accepted Accounting Principles (GAAP) basis, third quarter 2004 income from continuing operations decreased to a loss of $9.1 million or a loss of $0.44 per share from income of $3.9 million or $0.16 per diluted share for the third quarter of 2003.  The decrease is attributable to approximately $28.8 million in charges for goodwill impairment and exit, disposal, certain severance and other costs primarily related to the termination of the Company’s remanufactured transmission program with General Motors (GM) and Aftermarket Technology Corp.’s (ATC) subsequent decision to close its Gastonia, North Carolina facility, as previously announced.

Management Comments

In commenting on the Company’s results, Don Johnson, President and CEO said, “I am pleased that we delivered a solid quarter with net sales, adjusted earnings, and cash flow all substantially improved compared to the same period of 2003.  For the quarter, our net sales of $113 million improved 34%, adjusted earnings improved 89% and cash flow from operations improved 86% over the third quarter of 2003.  We achieved solid performance improvement across all segments of the business to drive these overall results.”

“Significantly, in our Drivetrain Segment, we achieved record sales of $79.6 million primarily driven by strength in our business with Ford coupled with the ramp-up of our program with Honda, which increased 236% compared to the same period last year and 23% over the second quarter of 2004.  Our relationship with Honda continued to expand and I’m impressed with Honda’s team approach as we diligently worked together to support their market needs.”

“As previously announced, during the quarter we worked to finalize termination of our remanufactured transmissions business with GM and on October 15, 2004 we ceased production of GM units at our Gastonia, North Carolina facility.  To put this business in perspective, historically GM has been one of our smaller customers in the Drivetrain Segment, representing approximately $16 million in revenue through the first nine months of 2004 and a pre-tax adjusted operating loss of approximately $2.0 million or $0.05 per diluted share for the same period.”

Johnson continued, “Also as previously announced, we will close the Gastonia facility during the fourth quarter.  Our decision supports both our ongoing initiative to improve Company-wide asset utilization and the financial performance of the Company.”

“The Logistics Segment delivered another strong quarter with sales of $27.9 million, a 44% improvement compared to the prior year’s third quarter, due to continued strength in our wireless and mobility devices distribution business and revenue from the roll-out of new business won in the last twelve months.”

“Furthermore, I am pleased to announce that during the quarter our Logistics team signed contracts for an additional $18 million in annual new business once it is fully implemented, bringing the total of new business developed during the first three quarters of 2004 to approximately $37 million on an annualized basis.  To put this new business into perspective, it represents a 45% increase over 2003 revenue levels.”

“We also made inroads in the Independent Aftermarket with improved sales of transmissions to individual retail outlets and to our larger warehouse distributor customers resulting in revenue of $5.5 million which is 25% higher than the same period last year. Through the ongoing efforts of our sales and operations improvement teams, our operating loss narrowed by $0.7 million, or a 40% improvement compared to the third quarter of 2003 and by $0.5 million, or a 30% improvement compared to the second quarter of 2004.”

“As we look to the balance of the year, momentum in our Logistics Segment and continued improvements in our cost structure give us confidence we will deliver another solid quarter.  We have built into our expectations, the seasonal impact of reduced volumes in our Drivetrain Segment and a small percentage of inventory balancing by select customers including Honda.  We expect continued double-digit growth in our Logistics Segment driven by traditionally higher demand in the wireless and mobility devices distribution business during the holiday season and implementation of the new business previously referenced.  And, we remain hopeful that strategic changes to our Independent Aftermarket business will help sustain our improvements.”

“Johnson concluded, “We expect fourth quarter adjusted EPS to be approximately $0.39 ($0.35 on a GAAP basis) or 117% better than the adjusted EPS of $0.18 ($0.01 on a GAAP basis) in the fourth quarter of 2003.  Our full year 2004 adjusted EPS guidance is $1.30 per share ($0.35 on a GAAP basis) versus 2003 adjusted EPS of $1.06 ($0.84 on a GAAP basis).”

ATC will host a conference call on Thursday, October 28, 2004 at 9:00 A.M. CENTRAL time to discuss all items referenced in this press release.  The dial-in number is 800-657-1263.  Ask for the Aftermarket Technology Corp. conference call.  A replay of the call will be available for one week following the call.  The dial-in number for the replay is 877-519-4471.  The access code is 5299030.

For further information, please see the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois.  The Company’s operations include drivetrain remanufacturing for the automobile manufacturers and the independent aftermarket, third party logistics, electronics remanufacturing and reverse logistics services.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include those that are predictive or express expectations, that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions.  Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate.  Actual results may differ materially from those projected or implied in the forward-looking statements.  The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net sales:
Products	$85,051	$64,902	$234,955	$215,664
Services	27,871	19,433	72,039	63,818
Total net sales	112,922	84,335	306,994	279,482

Cost of sales:
Products	64,657	52,579	180,395	168,389
Products - disposal and other charges	3,040	—	3,040	200
Services	19,511	9,675	49,514	31,325
Total cost of sales	87,208	62,254	232,949	199,914

Gross profit	25,714	22,081	74,045	79,568

Selling, general and administrative expense	13,614	13,580	41,959	41,421
Exit, disposal, certain severance and other charges	3,702	1,126	7,436	1,857
Impairment of goodwill	22,114	—	22,114	—
Amortization of intangible assets	31	83	94	250

Income (loss) from operations	(13,747)	7,292	2,442	36,040

Interest income	681	718	1,893	2,119
Other income (expense), net	(9)	20	(2)	50
Equity in income of investee	89	52	140	165
Interest expense	(1,757)	(1,941)	(5,369)	(6,277)

Income (loss) from continuing operations before income taxes	(14,743)	6,141	(896)	32,097

Income tax expense (benefit)	(5,676)	2,272	(786)	11,876

Income (loss) from continuing operations	(9,067)	3,869	(110)	20,221

Gain from discontinued operations, net of income taxes	—	—	1,387	—

Net income (loss)	$(9,067)	$3,869	$1,277	$20,221

Per common share - basic:
Income (loss) from continuing operations	$(0.44)	$0.16	$(0.01)	$0.84
Gain from discontinued operations, net of income taxes	—	—	0.07	—

Net income (loss)	$(0.44)	$0.16	$0.06	$0.84

Weighted average number of common shares Outstanding	20,786	24,213	21,126	24,212

Per common share - diluted:
Income (loss) from continuing operations	$(0.44)	$0.16	$(0.01)	$0.83
Gain from discontinued operations, net of income taxes	—	—	0.07	—

Net income (loss)	$(0.44)	$0.16	$0.06	$0.83

Weighted average number of common and common equivalent shares outstanding	20,786	24,483	21,126	24,466

AFTERMARKET TECHNOLOGY CORP.

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles
(“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”)

(In millions, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003
Income (loss) from operations (GAAP basis)	$(13.7)	$7.3	$2.5	$36.0

Exit, Disposal, Certain Severance and Other Charges:
Closure of drivetrain remanufacturing facility (a)	6.3	—	6.3	—
Non-cash stock option compensation costs (b)	1.4	—	3.3	—
Severance and related costs (c)	—	0.1	0.6	0.2
Executive replacement costs (d)	—	—	0.7	—
Facilities consolidation and other costs (e)	0.2	1.0	0.7	1.9
Non-income related state taxes (f)	(1.2)		(1.2)
Total Exit, Disposal, Certain Severance and Other Charges	6.7	1.1	10.4	2.1

Impairment of goodwill (g)	22.1	—	22.1	—
Adjusted Income from operations (non-GAAP basis)	15.1	8.4	35.0	38.1

Depreciation and amortization	3.2	2.9	9.3	8.7
Other income, net	0.1	0.1	0.1	0.2
Adjusted EBITDA (non-GAAP basis)	18.4	11.4	44.4	47.0

Exit, disposal, certain severance and other charges	(6.7)	(1.1)	(10.4)	(2.1)
Impairment of goodwill	(22.1)	—	(22.1)	—
Depreciation and amortization	(3.2)	(2.9)	(9.3)	(8.7)
Interest expense	(1.8)	(1.9)	(5.4)	(6.3)
Interest income	0.7	0.7	1.9	2.1
Income tax benefit (expense)	5.6	(2.3)	0.8	(11.8)

Income (loss) from continuing operations (GAAP basis)	(9.1)	3.9	(0.1)	20.2

Exit, disposal, certain severance and other charges, net of tax	4.2	0.7	6.4	1.3
Impairment of goodwill, net of tax	13.6	—	13.6	—
Adjustments to income tax expense (h)	—	—	(0.4)	—
Adjusted income from continuing operations (non-GAAP basis)	$8.7	$4.6	$19.5	$21.5

Earnings Per Diluted Share:

Income from continuing operations (GAAP basis)	$(0.44)	$0.16	$(0.01)	$0.83

Exit, disposal, certain severance and other charges, net of tax	0.20	0.03	0.30	0.05
Impairment of goodwill, net of tax	0.65	—	0.64	—
Adjustments to income tax expense (h)	—	—	(0.02)	—
Adjusted income from continuing operations (non-GAAP basis)	$0.41	$0.19	$0.91	$0.88

Diluted Shares Outstanding	21.0	24.5	21.5	24.5

Free Cash Flow:
Net cash provided by operating activities - continuing operations (GAAP basis)	$20.5	$11.1	$30.6	$36.2

Purchases of property, plant and equipment	(2.9)	(2.6)	(10.9)	(11.1)
Free cash flow (non — GAAP basis)	$17.6	$8.5	$19.7	$25.1

( a )  During the three months ended September 30, 2004, General Motors decided to resource its remanufactured transmission program from our Gastonia, North Carolina facility and consequently, we decided to exit this facility.  As a result, we recorded a charge of $6.3 million (excluding the impairment of goodwill – see note ( g ) below) consisting of (i) $2.3 million of inventory write-downs, (ii) $2.0 million of fixed asset impairment charges, (iii) $1.2 million of severance and related costs and (iv) $0.8 million of other costs primarily related to the termination of the GM contract.

( b )  Non-cash compensation expense related to modifications to unexercised stock options previously granted to our (i) former CFO of $1.4 million recorded during the three months ended September 30, 2004 and (ii) former CEO of $1.9 million recorded during the three months ended June 30, 2004.

( c )  Severance and related costs associated with the reorganization and upgrade of certain management functions and other cost reduction initiatives.

( d )  Consists of $0.5 million of certain non-cash stock-based compensation costs related to the hiring of our new Chief Executive Officer and $0.2 million of relocation costs incurred for the hiring of our new Chief Financial Officer.

( e )  Costs from 2004 primarily relate to facility exit and other costs.  Costs from 2003 relate to the consolidation of our transmission remanufacturing facility in Mahwah, New Jersey into our facility in Oklahoma City, Oklahoma.

( f )  Represents a gain for the reversal of a previously established provision related to the Drivetrain Remanufacturing segment for a potential non-income state tax liability that has been reduced through finalization of an audit by the state tax authorities.

( g )  Charge for the impairment of goodwill related to the termination of our remanufactured transmission program with GM.

( h )  Represents a gain of $0.4 million ($0.02 per diluted share) recorded during the three months ended June 30, 2004 for an adjustment to income tax expense related to the 1999 tax year.

AFTERMARKET TECHNOLOGY CORP.

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles
(“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”)

(In millions, except per share data)

	Actual	Projected (1)		Actual
	For the three months ended 12/31/2003	For the three months ended 12/31/2004	For the twelve months ended 12/31/2004	For the twelve months ended 12/31/2003
Income from operations (GAAP basis)	$1.0	$13.6	$16.0	$37.1

Exit, Disposal, Certain Severance and Other Charges:
Closure of drivetrain remanufacturing facility (a)	—	1.3	7.6	—
Non-cash stock option compensation costs (b)	—	—	3.3	—
Executive replacement costs (c)	3.1	—	0.7	3.1
Facilities consolidation and other costs (d)	2.2	—	0.7	4.1
Severance and related costs (e)	1.3	—	0.7	1.4
Non-income related state taxes (f)	—	—	(1.2)	—
	6.6	1.3	11.8	8.6

Impairment of goodwill (g)	—	—	22.1	—
Adjusted Income from operations (non-GAAP basis)	$7.6	$14.9	$49.9	$45.7

Earnings Per Diluted Share:
Income from continuing operations (GAAP basis)	$0.01	$0.35	$0.35	$0.84
Exit, disposal, certain severance and other charges, net of tax	0.17	0.04	0.33	0.22
Impairment of goodwill, net of tax	—	—	0.64	—
Adjustments to income tax expense (h)	—	—	(0.02)	—
Adjusted income from continuing operations (non-GAAP basis)	$0.18	$0.39	$1.30	$1.06

(1) Reflects management’s guidance as of 10/27/04.

( a )  Costs related to the termination of our remanufactured transmission program with General Motors and our decision to exit our facility located in Gastonia, North Carolina.  During the three months ended September 30, 2004, we recorded a charge of $6.3 million (excluding the impairment of goodwill - see note ( g ) below) consisting of (i) $2.3 million of inventory write-downs, (ii) $2.0 million of fixed asset impairment charges, (iii) $1.2 million of severance and related costs and (iv) $0.8 million of other costs primarily related to the termination of the GM contract.  Costs of $1.3 million expected for the three months ended December 31, 2004, include $0.5 million of facility exit costs, $0.5 million of severance and related costs and $0.3 million of other costs related to the termination of the GM contract.

( b )  Non-cash compensation expense related to modifications to unexercised stock options previously granted to (i) our former Chief Executive Officer of $1.9 million recorded during the three months ended June 30, 2004 and (ii) former Chief Financial Officer of $1.4 million to be recorded during the three months ended September 30, 2004.

( c )  Costs from 2004 consist of $0.5 million of certain non-cash stock-based compensation costs related to the hiring of our new CEO and $0.2 million of relocation costs incurred for the hiring of our new CFO.  Costs from 2003 include compensation costs payable to our former CEO and CFO of $1.9 million and $0.7 million, respectively, related to their conversion from full time employment to part time employment, and $0.5 million of costs related to the hiring of our new CEO and CFO.

( d )  Costs from 2004 primarily relate to facility exit and other costs.  Costs from 2003 primarily relate to the consolidation of our transmission remanufacturing facility in Mahwah, New Jersey into our facility in Oklahoma City, Oklahoma.

( e )  Severance and related costs associated with the reorganization and upgrade of certain management functions and other cost reduction initiatives.

( f )  Represents a gain for the reversal of a previously established provision related to the Drivetrain Remanufacturing segment for a potential non-income state tax liability that has been reduced through finalization of an audit by the state tax authorities.

( g )  Charge for the impairment of goodwill related to the termination of our remanufactured transmission program with GM.

( h )  Represents a gain of $0.4 million ($0.02 per diluted share) recorded during the three months ended June 30, 2004 for an adjustment to income tax expense related to the 1999 tax year.

The preceding estimates are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include those that are predictive or express expectations, that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions.  Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate.  Actual results may differ materially from those projected or implied in the forward-looking statements.  The factors that could cause actual results to differ are discussed in the Company’s most recent Annual Report on Form 10-K and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.

Explanation of non-GAAP Financial Measures

The Company reports its financial results of operations in accordance with generally accepted accounting principles (“GAAP”).  The Company also provides non-GAAP financial information to complement its consolidated financial statements presented in accordance with GAAP.  This press release includes such non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of the Company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements.

Following is a description of the various non-GAAP financial measures used by the Company:

Adjusted Income from Operations:  Represents income (loss) from operations (GAAP basis) adjusted to exclude impairments of goodwill and exit, disposal, certain severance and other charges.  Each specific item is described in the footnotes to the schedule that reconciles the GAAP to non-GAAP financial measures.

Adjusted EBITDA:  EBITDA is defined by the Company as income (loss) from continuing operations (GAAP basis) adjusted to exclude interest income and expense, depreciation and amortization expense, and income tax expense.  Adjusted EBITDA also excludes impairments of goodwill and exit, disposal, certain severance and other charges and other unusual items of income or expense as determined by management.  Each specific item is described in the footnotes to the schedule that reconciles the GAAP to non-GAAP financial measures.

Adjusted Income from Continuing Operations:  Represents income (loss) from continuing operations (GAAP basis) adjusted to exclude, on an after-tax basis, impairments of goodwill and exit, disposal, certain severance and other charges and other unusual items of income or expense as determined by management.  Each specific item is described in the footnotes to the schedule that reconciles the GAAP to non-GAAP financial measures.

Adjusted Income from Continuing Operations Per Diluted Share:  Represents income (loss) from continuing operations per share (GAAP basis) adjusted to exclude, on an after-tax basis per diluted share, impairments of goodwill and exit, disposal, certain severance and other charges and other unusual items of income or expense as determined by management.  Each specific item is described in the footnotes to the schedule that reconciles the GAAP to non-GAAP financial measures.

Free Cash Flow:  Represents net cash provided by operating activities – continuing operations reduced by purchases of property, plant and equipment.

The Company believes these non-GAAP financial measures provide management and investors with useful information by removing the effect of variances in GAAP reported results that are not indicative of fundamental changes in the earnings capacity of the Company’s operations, and enables management and investors to meaningfully trend, analyze and benchmark the performance of the Company’s operations.  The Company also believes that the presentation of the non-GAAP financial measure is consistent with its past practice and enables management and investors to compare current non-GAAP measures with non-GAAP measures presented in prior periods.

In addition, many of the Company’s internal performance measures exclude the effects of these income and expense items and are based upon the related non-GAAP financial measure.

The Company’s non-GAAP financial measures may vary from similar titled measures of other companies because of differences in the way the measures are calculated and therefore should not be used to compare the Company’s performance to that of other companies.

Whenever the Company presents non-GAAP financial measures, a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP is made available.  The non-GAAP financial measures used by the Company are not intended to supercede or replace the Company’s GAAP results or expectations.